EXHIBIT 10.42

TRADEWEB MARKETS INC.
AMENDED AND RESTATED
EXECUTIVE SEVERANCE POLICY
This Tradeweb Markets Inc. (the “Company”) Amended and Restated Executive Severance Policy (as amended from time to time, the “Policy”) replaces in its entirety the prior Tradeweb Markets LLC Executive Severance Policy adopted on November 2, 2018. The Policy is intended to help retain qualified senior level employees, maintain a stable work environment and provide economic security to eligible employees by providing severance payments and benefits to such employees. The Company, including each subsidiary that is an employer of an Eligible Employee, hereby adopts the Policy for the benefit of certain senior level employees of the Company on the terms and conditions hereinafter stated, effective as of February 5, 2026 (the “Effective Date”).
1. DEFINITIONS. As hereinafter used:
1.1 “Actual Bonus” shall mean the actual cash bonus amount awarded pursuant to the annual cash bonus program applicable to the Eligible Employee for the applicable fiscal year.
1.2 “Administrator” shall mean the Compensation Committee of the Board or its delegate.
1.3 “Base Salary” shall mean the Eligible Employee’s annual base rate of pay for services paid by the Employer to the Eligible Employee at the time of his or her termination of employment, as reflected in the Employer’s payroll records. Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, equity, benefits paid under any qualified plan, group insurance or other welfare benefit or any other additional compensation.
1.4 “Board” shall mean the Board of Directors of the Company.
1.5 “Cause” shall mean, with respect to the Qualifying Termination of an Eligible Employee by the Employer (a) if the Eligible Employee is at the time of a Qualifying Termination a party to an employment or severance agreement that defines such term, the meaning given therein, and (b) in all other cases, any of the following that remains uncured (if curable) for ten days after the Eligible Employee’s receipt of written notice thereof from the Company: (i) the Eligible Employee’s gross negligence or willful misconduct, or willful failure to substantially perform the Eligible Employee’s duties (other than due to physical or mental illness or incapacity), (ii) the Eligible Employee’s conviction of, or plea of guilty or nolo contendere to, or confession to, (x) a misdemeanor involving moral turpitude that has, or could reasonably be expected to have, a material adverse impact on the performance of the Eligible Employee’s duties or result in material injury to the reputation or business of the Company or any of its Subsidiaries, or (y) a felony (or the equivalent of a misdemeanor or felony in a jurisdiction other than the United States), (iii) the Eligible Employee’s willful breach of a material provision of any other agreement with the Company or any of its subsidiaries or affiliates, (iv) the Eligible Employee’s willful violation of any written policies of the Company or any of its subsidiaries or affiliates that the Board determines in good faith is materially detrimental to the best interests of the Company or any of its subsidiaries or affiliates, (v) the Eligible Employee’s fraud or misappropriation, embezzlement, or material misuse of funds or property belonging to the Company or any of its subsidiaries or affiliates, or (vi) the Eligible Employee’s use of alcohol or drugs that has an adverse impact on the performance of the Eligible Employee’s duties.
1.6 “Change in Control” shall mean the occurrence of any of the following:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any Person following the Effective Date, immediately after which such Person first acquires “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this Section 1.6(a), the acquisition of Voting Securities in a Non-Control Acquisition (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);
(b) The individuals who, as of the Effective Date are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Policy, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest;
(c) The consummation of:
(i) A merger, consolidation or reorganization (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless such Merger is a Non-Control Transaction. A “Non-Control Transaction” shall mean a Merger in which
(A) the stockholders of the Company immediately before such Merger own directly or indirectly immediately following such Merger at least a majority of the combined voting power of the outstanding voting securities of (1) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”), or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;
(B) the individuals who were members of the Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and
(C) no Person other than (1) the Company or another corporation that is a party to the agreement of Merger, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity or (4) any Person who, immediately prior to the Merger, had Beneficial Ownership of Voting Securities representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding Voting Securities, has Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;
(ii) A complete liquidation or dissolution of the Company; or
(iii) The sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity or (y) the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company and, after such acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur. For the avoidance of doubt, a direct or indirect change of control or other sale or disposition of securities of an entity that is a shareholder of the Company shall not constitute a Change in Control.
1.7 “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the underlying Treasury Department regulations.
1.8 “Code” shall mean the Internal Revenue Code of 1986, as amended.
1.9 “Company” shall mean Tradeweb Markets Inc., a Delaware corporation, and, except as the context otherwise requires, its wholly owned subsidiaries and any successor by merger, acquisition, consolidation, restructuring or otherwise that assumes the obligations of the Company under the Policy.
1.10 “Disability” shall mean, with respect to an Eligible Employee, a permanent and total disability as defined in Code Section 22(e)(3). A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Eligible Employee shall submit to any reasonable examination(s) required by such physician upon request. Notwithstanding the foregoing provisions of this Section 1.10, in the event any payments provided hereunder are considered to be “deferred compensation” as that term is defined under Section 409A and the terms of the payments are such that the definition of “disability” is required to comply with the requirements of Section 409A then, in lieu of the foregoing definition, the definition of “Disability” for purposes of such payment shall mean, with respect to a Participant, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months..
1.11 “Effective Date” shall mean February 5, 2026.
1.12 “Eligible Employee” shall mean an employee who is actively and regularly employed by an Employer on a Full-time basis at the time of termination of employment who, as of immediately prior to such employee’s termination of employment, is either: (i) the Chief Executive Officer of the Company, (ii) an executive officer of the Company who is a member of the Executive Committee of the Company, or (iii) any employee whose employment agreement indicates that this Policy shall apply or to whom the Administrator determines that this Policy shall apply; provided, however, that if any Eligible Employee is party to an employment or severance agreement that provides for severance payments, then that such agreement will control.
1.13 “Employer” shall mean the Company, any Subsidiary or any “affiliated organization” which employs an Eligible Employee. For purposes of this Policy, an “affiliated organization” is the Company and (i) any corporation that is a member of a controlled group of corporations (within the meaning of Code Section 1563(a) without regard to Code Sections 1563(a)(4) and 1563(e)(3)(C) that includes the Company, (ii) any trade or business (whether or not incorporated) that is controlled (within the meaning of Code Section 414(c)) by the Company, (iii) any member of an “affiliated service group” (within the meaning of Code Section 414(m) of which the Company is a member or (iv) any other organization that, together with the Company, is treated as a single employer pursuant to Code Section 414(o) or the regulations thereunder; provided that the provisions of Code Section 1563(a) shall be applied by substituting the phrase “more than 50 percent” for the phrase “at least 80 percent” wherever it appears in such Code Section.
1.14 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
1.15 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.
1.16 “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Eligible Employee with respect to such excise tax.
1.17 “Full-time” with respect to an employee shall mean any employee who is designated as a full-time employee within the Company Human Resources/Payroll system as of his or her Termination Date.
1.18 “Good Reason” shall mean either of the following events without the Eligible Employee’s consent: (A) any material reduction in the Eligible Employee’s base salary, not including temporary reductions applied to similarly situated employees of the Company due to extraordinary circumstances; or (B) any material and adverse change in the Eligible Employee’s position, title, duties, or responsibilities (which would include, without limitation, any change in the Eligible Employee’s reporting line that results in the Eligible Employee reporting to someone with the same or similar title and/or responsibilities held by the Eligible Employee at the time of the occurrence), so long as the event remains uncured (if curable) for 30 days after the Company’s receipt of written notice thereof from the Eligible Employee, setting forth the conduct of the Company that constitutes Good Reason, not later than 60 days following the later of the occurrence of such conduct or event or the date the Eligible Employee should reasonably have knowledge thereof. Failing a cure as described in this paragraph, a termination of employment by the Eligible Employee for Good Reason will be effective on the day following the expiration of such cure period.

1.19 “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 15(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.
1.20 “Plan” or “Policy” means this Tradeweb Markets Inc. Amended and Restated Executive Severance Policy.

1.21 “Qualifying Termination” shall mean the Eligible Employee’s employment with the Employer is terminated (i) by the Employer for any reason other than Cause, death or Disability, or (ii) by the Eligible Employee for Good Reason. A Qualifying Termination shall not be triggered solely by a sale of the Eligible Employee’s Employer, or by the sale of any facility, division, business function or other subsidiary of the Company which, in connection therewith, the Eligible Employee’s employment with the Employer is terminated and the Eligible Employee is offered employment by the purchaser or successor (or an affiliate thereof), unless the terms of such employment would have been grounds to terminate employment for Good Reason (as determined by the Administrator in its sole discretion).
1.22 “Qualifying Termination Date” means the date on which an Eligible Employee incurs a Qualifying Termination.
1.23 “Separation and Release Agreement” means the Company’s then-current standard form of release agreement to be entered into between the Eligible Employee and the Employer and/or the Company (as deemed appropriate by the Employer).
1.24 “Termination Date” means the date on which an Eligible Employee’s employment with the Company terminates for any reason.
2. SEVERANCE BENEFITS.
2.1 Severance Amount.
a. Subject to Section 2.3 hereof, in addition to the Accrued Compensation (as defined below), the Employer shall pay to each Eligible Employee who incurs a Qualifying Termination, or a termination of employment upon the Eligible Employee’s death or Disability, an amount equal to (A) one times the Eligible Employee’s Base Salary, payable in equal installments on the Company’s payroll dates during the one year period following the Termination Date, (B) one and a half times the sum of (i) the Eligible Employee’s Base Salary and (ii) the average of the three most recent Actual Bonuses paid to the Eligible Employee preceding the Termination Date, paid no later than sixty days following the Release Effective Date, (C) at the Chief Executive Officer’s discretion, a bonus amount for services rendered during the year in which the Termination Date occurred, determined by the Company in good faith in accordance with customary practice, paid at the time when annual bonuses are paid generally to the Company’s senior executives (clauses (A), (B) and (C) together, the “Severance Amount”) and (D) subject to the Eligible Employee’s timely election of continuation coverage under COBRA and the Eligible Employee’s copayment of premiums associated with such coverage consistent with amounts paid by the Eligible Employee during the year in which the Termination Date occurs, reimbursement, on a monthly basis, for the excess costs of continued health benefits for the Eligible Employee and the Eligible Employee’s covered dependents for one year following the Termination Date, or until such earlier date on which COBRA coverage for the Eligible Employee and the Eligible Employee’s covered dependents terminates in accordance with COBRA (the “Medical Benefit Continuation”).
2.2 Accrued Compensation.
a. The Employer shall pay to each Eligible Employee who incurs a termination of employment for any reason, as soon as practicable, but in any event before the earlier to occur of (y) the payment date required by applicable law and (z) thirty (30) days after the Termination Date, the following: (i) any earned but unpaid Base Salary; and (ii) reimbursement for all reasonable and necessary expenses incurred by the Eligible Employee in connection with the performance of services on behalf of the Company in accordance with applicable Company policies and guidelines (collectively, the “Accrued Compensation”), in each case as of the Termination Date.

b. Each Eligible Employee who incurs a termination of employment will remain entitled to any benefits to which he or she would otherwise be entitled under the specific terms and conditions of any of the Company’s agreements, plans or awards, including insurance and health and benefit plans in which the Eligible Employee participates (unless otherwise specifically provided herein) and tax-qualified retirement plans and non-qualified deferred compensation plans. Nothing contained in the Policy is intended to waive or relinquish the Eligible Employee’s vested rights in such benefits.
2.3 Conditions.
a. No Eligible Employee who incurs a Qualifying Termination shall be eligible to receive the payments or other benefits set forth in Section 2.1 of this Policy unless the Eligible Employee executes and does not revoke a Separation and Release Agreement containing a written general release of claims in accordance with the terms and conditions set forth therein. An Eligible Employee must sign and return the Separation and Release Agreement and satisfy all conditions required to make the release effective (including non-revocation of the release), no later than sixty (60) calendar days after the Qualifying Termination Date (the date that the Release becomes irrevocable, the “Release Effective Date”). The Administrator or the Employer (as appropriate) may modify, in good faith, the form of Separation and Release Agreement in order to comply with applicable local law and preserve the intent of the Separation and Release Agreement. Payments of the Severance Amount and the Medical Benefit Continuation will be paid or commence within 60 days following the Release Effective Date.
b. Notwithstanding any other provision of this Policy, upon the termination of an Eligible Employee’s employment for any reason, unless otherwise requested by the Board, the Eligible Employee shall immediately resign from all positions (including directorships) that he or she holds or has ever held with the Company or any of its affiliates. Each Eligible Employee agrees to execute any and all documentation to effectuate such resignations upon request by the Board, but he or she shall be treated for all purposes as having so resigned upon termination of his or her employment, regardless of when or whether he or she executes any such documentation.
2.4 Reduction of Severance Benefits. In the event the Company reduces the benefits available to any Eligible Employee under this Policy, the Company will provide such Eligible Employee with advance notice of at least six months prior to the effective date of such reduction, together with an explanation of the Company’s rationale for making such reduction; provided, that no reduction of the benefits available under the Policy shall be made in a manner disproportionate to similarly situated executive employees of the Company.
2.5 Restrictive Covenants. Following an Eligible Employee’s Termination Date, such Eligible Employee shall continue to be subject to any confidentiality or other restrictive covenant agreement with the Company or the Employer (as appropriate) to which the Eligible Employee is a party, including but not limited to any agreement governing non-competition, non-solicitation, non-disparagement, or the treatment, ownership or return of intellectual or other property of the Company or the Employer. The Administrator, in its sole discretion, shall have the right to cease payment, or claw back payment (as appropriate), if an Eligible Employee violates any provision of this Section 2.5. However, nothing in this Section 2.5 shall preclude the Eligible Employee from making truthful and accurate statements or disclosures that are required by applicable law or legal process, including, without limitation: (i) reporting violations of law to law enforcement officials; (ii) giving truthful testimony under oath in a judicial, administrative, or arbitral proceeding; (iii) making truthful statements to governmental agencies such as the EEOC or SEC; or (iv) otherwise exercising any of the Eligible Employee’s protected rights that cannot be waived by agreement.

2.6 Other Severance Payments. Except as otherwise determined by the Administrator, any cash severance benefits payable under Section 2.1 hereof or other severance benefits provided under Section 2.2 hereof will be reduced by and shall not be in addition to any severance benefits to which the Eligible Employee may otherwise be entitled under any agreement between the Company and the Eligible Employee that provides for severance, or as required by applicable law.
2.7 Section 409A. The Policy is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), and the Policy will be interpreted on a basis consistent with such intent. Notwithstanding anything contained herein to the contrary, the Eligible Employee shall not be considered to have terminated employment with the Company for purposes of any payments under this Policy which are subject to Section 409A until the Eligible Employee has incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Policy shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax or penalty under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Policy during the six-month period immediately following the Eligible Employee’s separation from service shall instead be paid on the first business day after the date that is six months following the Eligible Employee’s separation from service (or, if earlier, the Eligible Employee’s date of death). To the extent required to avoid an accelerated or additional tax or penalty under Section 409A, amounts reimbursable to the Eligible Employee shall be paid to the Eligible Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Eligible Employee) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Policy will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.
2.8 Section 280G. Anything in this Policy to the contrary notwithstanding, in the event that any payment or benefit received or to be received by the Eligible Employee (including any payment or benefit received in connection with a Change in Control or the termination of the Eligible Employee’s employment, whether pursuant to the terms of the Policy or any other plan, arrangement or agreement) (all such payments and benefits, including the severance benefits payable hereunder, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the severance benefits payable hereunder shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Eligible Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). In such event, the Total Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A; (2) cash payments subject to Section 409A; (3) equity-based payments and acceleration not subject to Section 409A; (4) equity-based payment and acceleration subject to Section 409A; (5) non-cash forms of benefits (other than equity-based payment and acceleration) not subject to Section 409A; and (6) non-cash forms of benefits (other than equity-based payments and acceleration subject to Section 409A. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order. The preceding provisions of this Section 2.8 shall not apply in the case of an Eligible Employee who is a party to an agreement with the Company that provides for a different treatment in the event that payments to the Eligible Employee are subject to the Excise Tax. The calculations contemplated by this Section 2.8 shall be done by such accounting or tax experts as may be designated by the Company prior to a Change in Control and shall be binding on the Company and the Eligible Employee.
3. ADMINISTRATION.
3.1 The Administrator shall have the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Policy and other Policy documents. The Administrator shall have all powers reasonably necessary to carry out its responsibilities under the Policy including, but not limited to, the sole and absolute discretionary authority to: (i) administer the Policy in accordance with its terms and to interpret the Policy and related procedures; (ii) resolve and clarify inconsistencies, ambiguities and omissions in the Policy document and among and between the Policy document and other related documents; (iii) take all actions and make all decisions regarding questions of coverage, eligibility and entitlement to benefits, and benefit amounts; and (iv) process and approve or deny all claims for benefits. The decision of the Administrator on any disputed question arising under the Policy, including, but not limited to, questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Policy.
3.2 The Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate. Any such delegation shall be in writing.
3.3 The Administrator is empowered, in connection with the Policy, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Policy. The functions of any such persons engaged by the Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Policy. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Policy. All reasonable expenses thereof shall be borne by the Company.
4. POLICY MODIFICATION OR TERMINATION.
The Policy may be amended or terminated by the Compensation Committee or its delegate at any time, subject to the requirements of Section 2.4 above.

5. GENERAL PROVISIONS.
5.1 Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Policy shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Policy shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Policy to a terminated Eligible Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative, upon proof or establishment of same within 90 days of such Eligible Employee’s Termination Date.

5.2 Neither the establishment of the Policy, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company, and all Eligible Employees shall remain at-will employees and subject to discharge to the same extent as if the Policy had never been adopted, in each case, except as required by applicable law.
5.3 If any provision of this Policy shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Policy shall be construed and enforced as if such provisions had not been included.
5.4 This Policy shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company, which successor shall assume the obligations under this Policy and expressly agree to perform the obligations of the Company hereunder. If a terminated employee shall die while any amount would still be payable to such terminated employee hereunder if the terminated employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Policy to the executor, personal representative or administrators of the terminated employee’s estate.
5.5 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Policy, and shall not be employed in the construction of the Policy.
5.6 The Policy shall be unfunded. No Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Policy.
5.7 Any notice or other communication required or permitted pursuant to the terms hereof shall be in writing and shall have been duly given when delivered or mailed by United States Mail, postage prepaid, addressed to the intended recipient at his, her or its last known address.
5.8 The provisions of the Policy will be construed, administered and enforced in accordance with the laws of the State of Delaware, to the extent not preempted by federal law, which shall otherwise control.
5.9 All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Administrator in conjunction with the Employer.
5.10 This Policy constitutes the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior discussions between them. Any prior agreements, commitments or negotiations concerning payments or benefits upon termination of employment are superseded. The failure by either party to enforce any rights under this Policy shall not be construed as a waiver of any rights of such party.
5.11 An Eligible Employee’s acceptance of any of the payments or other benefits set forth in Sections 2.1 and 2.2 of the Policy shall be deemed acceptance of the terms of this Policy by the Eligible Employee.